Registration No. 333-148813

As filed with the Securities and Exchange Commission on April 3, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

AMENDMENT NO. 2 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

Winthrop Realty Trust
(Exact name of registrant as specified in its charter)

Ohio (State or jurisdiction of incorporation or organization)	34-6513659 (I.R.S. Employer Identification No.)
7 Bulfinch Place – Suite 500 Boston, Massachusetts 02114 (617) 570-4614 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael L. Ashner
Chief Executive Officer
Winthrop Realty Trust
7 Bulfinch Place – Suite 500
Boston, Massachusetts 02114
Telephone: (617) 570-4614
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to: Mark I. Fisher, Esq. Elliot Press, Esq. Katten Muchin Rosenman LLP 575 Madison Avenue New York, New York 10022 Telephone: (212) 940-8800

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Non-transferable Common Share Subscription Rights	8,845,036 rights	$0 (3)	$0 (3)	$0 (3)
Common Shares of beneficial interest, par value $1 per share	8,845,036 shares	$5.06 (2)	$44,755,883 (2)(4)(5)	$1,759 (6)

(1)
This registration statement relates to (a) non-transferable subscription rights to purchase common shares of beneficial interest of Winthrop Realty Trust, or the Registrant, which subscription rights will be issued to holders of common shares and holders of Series B-1 Preferred Shares of the Registrant and (b) the common shares deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering. This registration statement also covers any additional number of common shares of Winthrop Realty Trust as may become issuable pursuant to Rule 416 due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.

(2)
Estimated pursuant to Rule 457(c), solely for purposes of calculating the registration fee, based on 100% of the average of the high and low prices for the Registrant’s common shares as quoted on the New York Stock Exchange on January 22, 2008.

(3)
The non-transferable subscription rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(4)
This amount is based upon the maximum number of shares of common stock of the company issuable pursuant to the non-transferable subscription rights at the Proposed Maximum Aggregate Offering Price Per Security.

(5)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights issued.

(6)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting discounts and commissions) incurred in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Commission registration fee:

Securities and Exchange Commission registration fee	$1,759
Subscription Agent and Information Agent Fees	47,000
NYSE Listing Fee	33,200
Printing and engraving costs	25,000
Accounting fees and expense	35,000
Legal fees and expenses	150,000
Miscellaneous	8,041

TOTAL	$300,000

Item 15. Indemnification of Trustees and Officers.

Pursuant to Article III, Section 3.3 of our Amended and Restated Declaration of Trust, each trustee, officer, employee and agent of the registrant is entitled to indemnification for any loss, cost, liability or obligation in connection with our property or affairs except for his own acts as constitute bad faith, willful misfeasance or willful disregard of his duties.

We have acquired insurance indemnifying our trustees and officers in certain cases and with certain deductible limitations.

Item 16. Exhibits.

The following exhibits are included as part of this Registration Statement:

Exhibit Number	Description

3.1	Bylaws of Registrant, as restated through November 8, 2005 (a)

3.2	Amendment to Article VI, Section 6 of Bylaws (b)

3.3	Amended and Restated Declaration of Trust, as amended through November 16, 1999 (b)

3.4	Certificate of Amendment to Amended and Restated Declaration of Trust as of March 6, 2001 (c)

3.5	Amendments to Amended and Restated Declaration of Trust (d)

4.1	Form of Certificate for Shares of Beneficial Interest (e)

4.2	Agreement of Limited Partnership of WRT Realty LP (formerly First Union REIT L.P.), dated as of January 1, 2005 (f)

4.3	Certificate of Designations relating to Registrant’s Series B-1 Cumulative Convertible Redeemable Shares of Beneficial Interest (g)

*4.4	Form of Rights Certificate

*5.1	Opinion of Hahn Loeser & Parks LLP regarding legality of securities being registered

*10.1	Form of Agreement with Standby Purchasers

*23.1	Consent of Deloitte & Touche LLP

*23.2	Consent of PricewaterhouseCoopers LLP

*24	Powers-of-Attorney

*24.1	Power-of-Attorney of Steven Zalkind

*99.1	Form of Instructions as to Use of Rights Certificate

*99.2	Form of Notice of Guaranteed Delivery for Rights Certificate

*99.3	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees

*99.4	Form of Letter to Clients of Security Holders who are Beneficial Holders and Instruction Owner Form

99.5	Cover Letter to Shareholders

___________________
*  Previously filed.

(a)	Incorporated by reference to the Registrant’s Form 8-K dated November 10, 2005.

(b)	Incorporated by reference to the Registrant’s 1999 Form 10-K.

(c)	Incorporated by reference to the Registrant’s 2000 Form 10-K.

(d)	Incorporated by reference to the Registrant’s March 31, 2004 Form 10-Q.

(e)	Incorporated by reference to the Registrant’s Registration Statement on Form S-3 No. 33-2818.

(f)	Incorporated by reference to the Registrant’s Form 8-K dated January 1, 2004.

(g)	Incorporated by reference to the Registrant’s Form 8-K dated June 21, 2005.

All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 17. Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 and Rule 14c-3 under the Securities Exchange Act of 1934 and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)           The undersigned registrant undertakes to supplement the Prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the amount of unsubscribed securities to be purchased by the standby purchasers.

(f)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(g)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on April 3, 2008.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael L. Ashner
Michael L. Ashner	Trustee and Chief Executive Officer	April 3, 2008

*
Peter Braverman	Trustee and President	April 3, 2008

*
Thomas Staples	Chief Financial Officer	April 3, 2008

*
Steven Zalkind	Trustee	April 3, 2008

*
Arthur Blasberg, Jr.	Trustee	April 3, 2008

*
Steven Mandis	Trustee	April 3, 2008

*
Talton Embry	Trustee	April 3, 2008

*
Howard Goldberg	Trustee	April 3, 2008

* By: /s/ Michael L. Ashner
Michael L. Ashner Attorney-in-Fact